CONSULTING AGREEMENT

This CONSULTING AGREEMENT made on November 28, 2012, between Kelso Technologies, Inc., 7773-118A Street, Delta, British Columbia, Canada V4C 6V1 (referred to herein as the "Client"), and James Wilson, (referred to herein as the "Consultant"). In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

Recitals

It is the desire of the Client to engage the services of the Consultant to perform for the Client consulting services, regarding the engineering, design, manufacture, and sale of eduction tubes and all matters related to eduction tubes, as an independent contractor and not as an employee.

It is the desire of the Consultant to consult with the management and employees of Kelso Technologies (USA), Inc., and to undertake, for the Client, consulting services, regarding the engineering, design, manufacture, and sale of eduction tubes and all matters related to eduction tubes, as an independent contractor and not as an employee.

AGREEMENT

Term

1. This contract will remain in effect for a period of two (2) years, commencing on the date it is signed by both parties. It is expressly understood that this Consulting Agreement is the result of and subject to the Sale and Purchase Agreement that is entered into by Client and James Wilson Company on the same date as this Agreement.

2. At the sole discretion of the Client, this agreement can be renewed for up to three (3) six-month periods.

Consultations

2. The Consultant will make himself available to consult with the management and employees of Client, at reasonable times, concerning matters pertaining to engineering, design, manufacture, and sale of eduction tubes and all matters related to eduction tubes. Further, the Consultant will make himself available, at reasonable times, to deal with third parties on behalf of Client as requested by the Client in matters pertaining to engineering, design, manufacture, and sale of eduction tubes and all matters related to eduction tubes.

Management Authority of Consultant

3. Consultant shall not have any management authority or authority to conduct, direct or otherwise bind the business of Client.

Travel

4. The Consultant will, from time to time, be required to travel on behalf of Client.

Introductions to Customers and Manufacturers

5. Consultant shall introduce management and employees of Client to the customers of James Wilson Company and to the manufacturers of eduction tubes for the James Wilson Company. Consultant will use his full and best effort to promote Client and the business of Client to such customers and manufacturers.

Expenses

6. Client will pay approved expenses incurred by Consultant in performing his obligations under this Agreement. However, an expense must be approved by Client before it is incurred. If Consultant incurs an expense prior to it being approved by Client, Consultant will be responsible for the payment of the expense.

Compensation

7. The consulting fee shall be one hundred fifty-six thousand dollars ($156,000.00), payable at the rate of six thousand five hundred dollars ($6,500.00) per month within five (5) days of the month-end; unless, Consultant should pass away during the twenty-four (24) month term of this Agreement in which event the payments shall be made to the estate of James Wilson. In the event of the death of Consultant, Client may pay the remaining amount due under the terms of the consulting agreement in a lump sum.

Minimum Amount of Service

8. The Consultant will devote a minimum of eighty (80) hours per month to the affairs of the Client. The Consultant will devote only so much time, in excess of those eighty (80) hours, to the affairs of the Client as the Client determines is necessary, but in no event will Consultant be required to work more than thirty (30) hours per week on the affairs of Client.

Arbitration

9. As concluded by the parties to this Agreement on the advice of counsel, and as evidenced by the signatures of the parties, any controversy between the parties involving the construction or application of any of the terms, covenants, or conditions of this Agreement will, on the written request of one party served on the other, be submitted to arbitration. Any arbitration must comply with and be governed by the provisions of the Canadian Province of British Columbia.

Each of the parties to this Agreement is entitled to appoint one person as an arbitrator to hear and determine the dispute, and each party will attempt in good faith to agree with the other as to a third arbitrator. If the parties should prove unable to agree in this way, then the two arbitrators already chosen will select a third impartial arbitrator. The expenses of arbitration will be borne by the losing party *or* as the arbitrators decide.

Remedies

10. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which that party is entitled.

Law to Apply

11. This agreement is governed by the laws of the Canadian Province of British Columbia.

Parties Bound

12. This agreement will be binding on and inure to the benefit of the parties to it and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this agreement.

Legal Construction

13. In the event that any one or more of the provisions contained in this agreement is for any reason held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions, and the agreement will be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

JAMES WILSON COMPANY LLC
/s/ James Wilson
James Wilson

Date: 11-28-12

KELSO TECHNOLOGIES INC.
/s/ Neil E. Gambow
Neil E. Gambow, Director

Date: 11/28/2012

/s/ Richard M. Lee
Richard M. Lee, CFO

Date: 11/28/2012